UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 17, 2013

CENTENE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31826	42-1406317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7700 Forsyth Blvd. St. Louis, Missouri	63105
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (314) 725-4477
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On June 17, 2013, at the Centene Corporation June 2013 Investor Day, our Chairman, President and Chief Executive Officer, Michael F. Neidorff made the following statement:

"Two years ago, we were one of three successful bidders chosen by the Commonwealth of Kentucky to improve the health outcomes of its Medicaid members while reducing costs. We delivered on those goals. For example, our Kentucky Spirit Health Plan increased diabetes A1C testing by 300%, increased childhood Hepatitis A vaccinations from less than 1% to 75%, and dramatically increased well-child visits. In these latter two categories, Kentucky Spirit ranks in the 90th percentile nationally according to NCQA. We have also reduced hospital readmissions by 22% and pharmacy costs by 41%.

We are proud of the Kentucky Spirit employees who have delivered these results and the people across Centene who have supported them. We were - and are - the lowest cost plan, bidding consistent with past experience in other markets. Throughout our challenges in the market, we have continued to focus on improving health outcomes, our company's mission.

While we are serious about serving our members, we also have a fiduciary obligation to our shareholders, many of whom are represented here. After a few months of operations, it became clear that our financial performance was much different than our projections based upon the data provided by the Commonwealth during the bid process. Our analysis concluded that inaccurate and incomplete data led to actuarially unsound rates for our health plan. Unlike our experience in other states, efforts to resolve these issues with the regulatory agencies have been unsuccessful.

Having exhausted all other paths to resolution, we pursued our only option short of unfairly impacting our shareholders. We filed a lawsuit against the Commonwealth to recover losses associated with the data errors, and to recover damages for other actions taken by the Commonwealth that we believe are inconsistent with the contract.

We also took action last October, consistent with our understanding of the contract, to terminate effective July 5, 2013, to protect our interests. We sought a declaratory judgment in the Franklin Circuit Court to confirm our right to terminate. The Court denied our request finding that the contract does not contain an early termination right. We have appealed that decision.

We have initiated discussions with the Commonwealth regarding transition planning to ensure an orderly exit and protect the recipients. Given the Circuit Court's ruling, the Commonwealth has the option under the contract to take certain steps that may cause Kentucky Spirit to extend its performance beyond July 5, 2013. We believe that any such extension would not last beyond the third quarter of 2013. When we can fix the exact date of our imminent departure, we will update our guidance accordingly.

Because these matters are the subject of litigation, I will not comment further or answer questions about them."

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENE CORPORATION

Date:	June 17, 2013	By:	/s/ William N. Scheffel
William N. Scheffel Executive Vice President & Chief Financial Officer